Exhibit 99.1


                  Cyanotech Corporation Reports Fourth Quarter and Fiscal Year-End 2005 Financial Results; Company Reports Net Income
              of $486,000 for the Fiscal Year Ended March 31, 2005



    KAILUA KONA, Hawaii--(BUSINESS WIRE)--May 16, 2005--Cyanotech
Corporation (Nasdaq:CYAN), a world leader in producing high-value natural products from microalgae, today announced financial results for the fourth quarter and fiscal year ended March 31, 2005.

    Financial Results -- Fiscal 2005

    For the 12 months ended March 31, 2005 (Fiscal 2005), the Company reported net income of $486,000, or $0.02 per diluted share, a net income increase of 22% from the $399,000, and $0.02 per diluted share reported a year ago. Despite the impact of weather on our Japan operations this past year the Company achieved comparable year-to-year sales and gross profit margins with fiscal 2005 net sales of $11,445,000 compared to $11,582,000 reported a year ago. Gross profit was $3,818,000 with gross profit margin of 33% in the current year compared to $3,940,000 and 34% respectively reported for fiscal 2004. Foreign sales accounted for 49% of net sales for fiscal 2005 compared to 53% a year ago.
    During fiscal 2005, operating expenses increased slightly to $3,256,000, from the $3,211,000 reported for the prior fiscal year. The Company recorded income from operations for fiscal 2005 of $562,000, a decrease of 23% from $729,000 reported for the prior fiscal year, due primarily to the $108,000 increase in research and development expenses and decreased gross profit. Other expense for the 12 months ended March 31, 2005 was $117,000, compared to $255,000 reported for the prior fiscal year, due primarily to reduced interest expense on less debt.
    The Company ended fiscal 2005 with increased working capital of $5,102,000, compared to $4,083,000 at the beginning of the fiscal year. At March 31, 2005 the Company had cash, cash equivalents and short-term investments totaling $3,005,000, compared to cash and cash equivalents of $2,531,000, at March 31, 2004.

    Financial Results -- Fourth Quarter FY 2005

    For the fourth quarter of fiscal 2005, the Company reported a net loss of $74,000, or ($0.00) per diluted share, in contrast to the net income of $441,000 or $0.02 per diluted share for the comparable prior year period. Net sales for the fourth quarter of fiscal 2005 were $2,560,000, a decrease of 22% from net sales of $3,290,000 for the comparable prior year quarter. This sales decrease for the fourth quarter of fiscal 2005 is due primarily to lower bulk sales of Spirulina and NatuRose(R), offset somewhat by increased bulk sales of BioAstin(R). Foreign sales were 52% and 53% of total sales in the fourth quarters of fiscal years 2005 and 2004, respectively.
    Gross profit for the fourth quarter of fiscal 2005 was $714,000, a decrease of 40% compared to gross profit of $1,191,000 for the comparable period of the prior year. The Company reported gross profit margin of 28% for the fourth quarter of fiscal 2005, down from 36% for the fourth quarter of the prior year. During the fourth quarter of fiscal 2005, the Company completed a periodic maintenance of pond liners which resulted in higher unit costs of production and correspondingly, a decrease in gross profit margins.
    Operating expenses for the fourth quarter of fiscal 2005 were $804,000, or 31% of sales, an increase of $68,000 from the comparable period of the prior fiscal year ($736,000 and 22% of sales). The combined effect of lower net sales and the decreased gross profit margins resulted in a loss from operations of $90,000, for the three months ended March 31, 2005, in contrast to the comparable period of the prior fiscal year when the Company reported income from operations of $455,000. Other expense for the quarter ended March 31, 2005 amounted to $46,000, compared to $35,000 for the comparable period of the prior fiscal year.
    Cyanotech ended the quarter with higher backlog orders for Spirulina products compared to that of a year ago. Demand for Spirulina products remains strong and with the Company's pond maintenance complete, Cyanotech is adjusting production to meet this demand. The increased capacity for natural astaxanthin production has allowed the Company to meet current demand for all natural astaxanthin products. Management believes sales of NatuRose into the Japan aquaculture market in the coming year will return to levels consistent with that experienced in fiscal 2004. The Company does, however, anticipate increased competition in all markets.
    "Although our fiscal 2005 results did not meet our expectations we were able to maintain revenue levels consistent with the prior year despite the impact of weather-related difficulties encountered by our Japan aquaculture customers," said Gerald R. Cysewski, Ph.D., Chairman, President and Chief Executive Officer. "During this year we concluded our pond conversion plan thereby greatly improving our ability to meet market demand. It is no small feat that these improvements were funded entirely from operations while we concurrently increased our working capital by 25% from a year ago. We now have a better production infrastructure in place and will be focusing our efforts in the coming year on increasing our market share for NatuRose and BioAstin through scientific studies and promotional advertising."

    About Cyanotech

    Cyanotech Corporation, a world leader in microalgal technology, produces high-value natural products from microalgae and is the world's largest commercial producer of natural astaxanthin (pronounced "asta-zan-thin") from microalgae. Products include BioAstin(R) natural astaxanthin, a powerful antioxidant with expanding applications as a human nutraceutical; NatuRose(R) natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica, a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market. Spirulina Pacifica and BioAstin are sold directly online through the Company's website, www.nutrex-hawaii.com, as well as through resellers in over 30 countries worldwide. Technical information for the Company's phycobiliproteins products is available at www.phycobiliprotein.com. Corporate data and other product information are available at www.cyanotech.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company's recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

    Webcast

    Cyanotech Corporation will hold a conference call on Monday, May 16, 2005 at 5:30 p.m. Eastern Time to be broadcast live over the Internet. It can be accessed by all interested parties by linking through the Investor Broadcast Network's VCall website at www.vcall.com or through Cyanotech's website, http://www.cyanotech.com. To access the simultaneous webcast on the Cyanotech site, select the Recent News section from Cyanotech's home page. Click on the announcement entitled, "Cyanotech Announces Financial Results Webcast May 11, 2004. To listen to the live call, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call and will be archived for a period of one calendar year.





                         CYANOTECH CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)
                              (Unaudited)


                                      Three Months      Twelve Months
                                         Ended              Ended
                                       March 31,           March 31,
                                  ------------------- ----------------
                                     2005      2004     2005     2004
                                  --------- --------- ------- --------

NET SALES                         $ 2,560   $  3,290  $11,445 $11,582
COST OF PRODUCT SALES               1,846      2,099    7,627   7,642
                                  --------- --------- ------- --------
         Gross profit                 714      1,191    3,818   3,940
                                  --------- --------- ------- --------

OPERATING EXPENSES:
     Research and development          92         32      257     149
     Sales and marketing              310        278    1,202   1,239
     General and administrative       402        426    1,797   1,823
                                  --------- --------- ------- --------
         Total operating expenses     804        736    3,256   3,211
                                  --------- --------- ------- --------
         Income (loss) from
          operations                  (90)       455      562     729
                                  --------- --------- ------- --------
OTHER INCOME (EXPENSE):
     Interest income                    6          -       31      13
     Interest expense                 (41)       (36)    (163)   (286)
     Other income (expense), net      (11)         1       15      18
                                  --------- --------- ------- --------
         Total other expense          (46)       (35)    (117)   (255)
                                  --------- --------- ------- --------
         Income (loss) before
          income taxes               (136)       420      445     474

INCOME TAX BENEFIT (EXPENSE)           62         21       41     (75)
                                  --------- --------- ------- --------
NET INCOME (LOSS)                 $   (74)   $   441  $   486 $   399
                                  ========= ========= ======= ========
NET INCOME (LOSS) PER SHARE
     Basic                        $ (0.00)   $  0.02  $  0.02 $  0.02
                                  ========= ========= ======= ========
     Diluted                      $ (0.00)   $  0.02  $  0.02 $  0.02
                                  ========= ========= ======= ========

SHARES USED IN CALCULATION OF NET
  INCOME (LOSS) PER SHARE:
     Basic                         20,877     20,470   20,784  18,971
                                  ========= ========= ======= ========
     Diluted                       20,877     20,809   20,979  19,111
                                  ========= ========= ======= ========
COMPREHENSIVE INCOME (LOSS):
     Net income (loss)            $   (74)   $   441  $   486 $   399
     Other comprehensive income
      (loss)                          (13)         5       (3)     33
                                  --------- --------- ------- --------
                                  $   (87)   $   446  $   483 $   432
                                  ========= ========= ======= ========


                      CONSOLIDATED BALANCE SHEETS
                        March 31, 2005 and 2004
                              (Unaudited)

(in thousands, except per share data)           2005          2004
----------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                  $  2,005       $ 2,531
  Short-term investments                        1,000             -
  Accounts receivable, net of allowance for
   doubtful receivables accounts of $46 in
   2005 and $96 in 2004                         2,069         2,211
  Refundable income taxes                          97            11
  Inventories                                   1,565         1,099
  Prepaid expenses and other current assets        85            55
                                             -------------------------
        Total current assets                    6,821         5,907

Equipment and leasehold improvements, net      11,174        11,844
Other assets                                      547           606
                                             -------------------------
        Total assets                         $ 18,542       $18,357
                                             =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt       $    355       $    46
  Accounts payable                                977           874
  Accrued expenses                                387           604
                                             -------------------------
        Total current liabilities               1,719         1,824
Long-term debt, excluding current maturities    1,743         2,093
                                             -------------------------
        Total liabilities                       3,462         3,917
                                             -------------------------
Stockholders' equity:
  Common stock of $.005 par value, authorized
   30,000,000 shares; issued and outstanding
   20,896,265 shares for 2005 and
   20,714,246 shares for 2004                     104           104

  Additional paid-in capital                   27,298        27,141

  Accumulated other comprehensive income --
   foreign currency translation adjustments        27            30
  Accumulated deficit                         (12,349)      (12,835)
                                             -------------------------
        Total stockholders' equity             15,080        14,440
                                             -------------------------
        Total liabilities and stockholders'
         equity                              $ 18,542       $18,357
                                             =========================


    CONTACT: Cyanotech Corporation
             Jeffrey H. Sakamoto, 808-326-1353
             jsakamoto@cyanotech.com
                or
             Guerrant Associates
             Laura Guerrant, 808-882-1467 (Investors and Media) lguerrant@guerrantir.com